EXHIBIT 5

                                      AVNET
                            Corporate Services Group

                                January 14, 2000

Board of Directors
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona  85034

                  Re:      Registration Statement on Form S-3
                           ----------------------------------

Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Avnet, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of 1,171,270 shares of the common stock, par value $1.00 per share, of the Company by SEI Investments B.V.

     I have examined and am familiar with originals, or copies the authenticity of which has been established to my satisfaction, of such documents and instruments as I have deemed necessary to express the opinions hereinafter set forth. Based upon the foregoing, it is my opinion that the above mentioned 1,171,270 shares were legally issued and are fully paid and non-assessable.

     I consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting Part I thereof.

                                                     Very truly yours,

                                                     /s/David R. Birk

                                                     David R. Birk
                                                     Senior Vice President
                                                      and General Counsel

DRB/sc

                   2211 South 47th Street o Phoenix, AZ 85034
                         T. 480-643-2000 F. 480-643-7199